Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2014, except for the subsequent events described in the third and fourth paragraphs of Note 18 as to which the date is March 18, 2014, relating to the financial statements of The Rubicon Project, Inc. which appears in the Prospectus dated April 1, 2014 filed by The Rubicon Project, Inc. pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1 (No. 333-193739). We also consent to the reference to us under the heading “Experts” in the Prospectus incorporated by reference in this Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

December 19, 2014